424(b)(3)
                                                               No. 33-90998-01
                          CNL INCOME FUND XVII, LTD.
                                      AND
                          CNL INCOME FUND XVIII, LTD.


      This Supplement is part of, and should be read in conjunction with, the Prospectus dated August 11, 1995. This Supplement replaces the Supplement dated October 16, 1996. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

      All subscriptions are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

      Information as to proposed properties for which CNL XVIII has received initial commitments is presented as of December 6, 1996, and all references to commitments should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after December 6, 1996, will be reported in a subsequent Supplement.


                                 THE OFFERING

SUBSCRIPTION PROCEDURES

      As of October 11, 1996, CNL XVIII had received aggregate subscription proceeds of $1,733,131, which exceeded the minimum offering amount of $1,500,000, and $1,517,431 of the funds (which excluded all funds received from New York and Pennsylvania investors) were released from escrow. As of December 17, 1996, CNL XVIII had received total subscription proceeds of $7,143,135 (714,314 Units) from 338 Limited Partners.


                                   BUSINESS

PROPERTY ACQUISITIONS

      As of December 17, 1996, CNL XVIII had acquired no Properties. As of December 17, 1996, CNL XVIII had initial commitments to acquire four properties. The initial commitments for these properties were entered into on December 17, 1996. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by CNL XVIII. If acquired, the leases of all four of these properties are expected to be entered into on substantially the same terms described in the Prospectus in the section entitled "Business - Description of Leases," except as described below.

      Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.


December 20, 1996                             Prospectus Dated August 11, 1995





                            Lease Term and
Property                   Renewal Options        Minimum Annual Rent         Percentage Rent         Option to Purchase
--------                   ---------------        -------------------         ---------------         ------------------
Boston Market            15 years; five           10.38% of CNL             for each lease year      at any time after
Charlotte, NC            five-year renewal        XVIII's total cost        after the fifth          the fifth lease
Existing restaurant      options                  to purchase the           lease year, (i) 5%       year
                                                  property; increases       of annual gross
                                                  by 10% after the          sales minus (ii)
                                                  fifth lease year          the minimum annual
                                                  and after every           rent for such lease
                                                  five years                year
                                                  thereafter during
                                                  the lease term

Boston Market            15 years; five           10% of CNL XVIII's        for each lease year      at any time after
Raleigh, NC              five-year renewal        total cost to             after the fifth          the fifth lease
Existing restaurant      options                  purchase the              lease year, (i) 5%       year
                                                  property; increases       of annual gross
                                                  to 10.81% of total        sales minus (ii)
                                                  cost during the           the minimum annual
                                                  third through fifth       rent for such lease
                                                  lease years, 11.55%       year
                                                  of total cost
                                                  during the sixth
                                                  through tenth lease
                                                  years, and 12.71%
                                                  of total cost
                                                  during the eleventh
                                                  through fifteenth
                                                  lease years

Burger King              20 years; four           10.25% of CNL             for each lease           during the eighth,
Kinston, NC              five-year renewal        XVIII's total cost        year, (i) 6% of          ninth, tenth,
Existing restaurant      options                  to purchase the           annual gross sales       eleventh and
                                                  property; increases       minus (ii) the           twelfth lease years
                                                  by 5% after the           minimum annual rent      only
                                                  fifth lease year          for such lease year
                                                  and by 10% after
                                                  the tenth lease
                                                  year and after
                                                  every five years
                                                  thereafter during
                                                  the lease term

Golden Corral            15 years; four           10.75% of Total           for each lease           during the first
Houston, TX              five-year renewal        Cost (1)                  year, 5% of the          through seventh
Restaurant to be         options                                            amount by which          lease years and the
constructed                                                                 annual gross sales       tenth through
                                                                            exceed a to be           fifteenth lease
                                                                            determined               years only
                                                                            breakpoint



FOOTNOTES:

(1) The "Total Cost" is equal to the sum of (i) the purchase price of the property, (ii) closing costs and (iii) actual development costs incurred under the development agreement.